Exhibit 10.4

November 10, 2011

Alara Capital AVI II, LLC
1045 First Avenue
King of Prussia, PA  19046
Attention: Darren C. Wallis, Managing Member

Ladies and Gentlemen:

Giga-tronics Incorporated (the “Company”) and Alara Capital AVI II, LLC (“Purchaser”) are entering into a Securities Purchase Agreement dated as of the date hereof (the “Agreement”).  As a condition to its execution and delivery to the Company of the Agreement, Purchaser is requiring that directors and executive officers of the Company execute and deliver to Purchaser this letter agreement.

Pursuant to the Agreement and the related transaction documents, and subject to the terms and conditions set forth therein, among other things: (a) Purchaser will receive a warrant to purchase shares of common stock of the Company, the exercise of which is subject to the approval of the shareholders of the Company for purposes of Listing Rule 5635 of The NASDAQ Stock Market LLC (the “Exercise Proposal”); and (b) the board of directors of the Company will nominate two director candidates selected by Purchaser for election to the board of directors of the Company at the Company’s 2012 annual meeting of shareholders (the “Election Proposal”).

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

1.           I agree to be present (in person or by proxy) at all meetings of shareholders of the Company called to vote for approval of the Exercise Proposal and/or the Election Proposal so that all shares of the Company common stock held by me and/or over which I exercise sole or shared voting power, excluding any such shares for which I act as a fiduciary, other than those which are held in IRAs for my benefit, (“Covered Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings, and to vote or cause the Covered Shares to be voted for approval of the Exercise Proposal and the Election Proposal, as applicable.

2.           I hereby revoke any and all previous proxies granted with respect to the Covered Shares and grant to the Managing Member of Purchaser a proxy to vote the Covered Shares as indicated in paragraph 1 above, which proxy will be irrevocable and coupled with an interest, and I agree to take such further actions and execute such other instruments as may be necessary to effectuate the intent of this proxy, provided that this proxy will expire automatically and without further action upon termination of this letter agreement.

3.           I understand that this letter agreement does not prevent me from exercising options or converting other convertible securities to acquire shares of Company common stock that I may properly exercise or convert, and that any shares of Company common stock issued upon the exercise of any of my options or upon the conversion of any of my convertible securities will be Covered Shares subject to this letter agreement.

4.           Through the earlier of (a) the receipt of the requisite approval of the Exercise Proposal and the Election Proposal by the shareholders of the Company or (b) the termination of the Agreement pursuant to its terms, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any Covered Shares; provided, however, that I may make a bona fide gift or transfer of Covered Shares for estate planning or similar purposes prior to that date, provided that the recipient agrees to vote such Covered Shares for the approval of the Exercise Proposal and the Election Proposal and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

5.           Purchaser recognizes that, with respect to any Covered Shares which have been pledged to a third party, I may not be able to control the voting or disposition of such Covered Shares if contrary to the terms of such pledge, and that any act or failure to act on my part which is required by such pledge shall not be deemed a violation hereof.

6.           I agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms and agree that Purchaser is entitled to an injunction or injunctions to prevent breaches of this letter agreement by me and to enforce specifically the terms and provisions hereof, this being in addition to any other available remedy.

7.           I represent that I have the capacity to enter into this letter agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

The agreements contained in this letter agreement shall apply to me solely in my capacity as a shareholder of the Company, and no agreement contained in this Letter Agreement shall apply to me in my capacity as a director, officer or employee of the Company or in any other fiduciary capacity.  In addition, nothing contained in this letter agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of the Company.

Nothing herein shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any shares of common stock of the Company.

This letter agreement shall be effective upon acceptance by Purchaser.

This letter agreement shall terminate concurrently with, and automatically upon, any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to Purchaser’s rights arising out of any willful breach of any covenant or representation contained herein.

Very truly yours,

Witness

[Printed Name]

This letter agreement is hereby accepted
as of ______________, 2011, by:

Alara Capital AVI II, LLC, a Delaware
limited liability company

By:___________________________
Name:
Title:

Directors and Executive Officers
George H. Bruns, Jr.
James A. Cole
Garrett A. Garrettson
Kenneth A. Harvey
John R. Regazzi
Patrick J. Lawlor
Jeffrey T. Lum
Malcolm E. Levy